Exhibit 99.1

April 3, 2026

David McGuire

[…]

[…]

Re: Offer of Employment

Dear David,

Spectral AI, Inc. (the “Company”) is pleased to make an offer of employment to you as the Chief Financial Officer of the Company, subject to the terms set forth in this letter (the “Letter”), with an anticipated start date of May 4, 2026 (the “Start Date”), pending a successful completion of a background check. The terms of your position with the Company are as set forth below.

1. POSITION. The Company will employ you as its Chief Financial Officer, and you will report to Vincent Capone, Chief Executive Officer. You will be assigned various tasks and responsibilities from time to time and your job is to fully and timely execute these responsibilities. You agree to the best of your ability and experience that you will, at all times, loyally and conscientiously perform all of the duties and obligations required of and from the Company. You will also be expected to comply with the Company’s policies and procedures which will be provided to you on the Start Date.

2. COMPENSATION.

a. Salary. Your annual salary will be $330,000 (the “Annual Salary”), payable according to the normal business practices of the Company. Currently, payroll for employees is paid on the 3rd and the 20th of each month.

b. Discretionary Bonus. You will be eligible (but not guaranteed) to receive an annual discretionary bonus of up to thirty percent (30%) of your Annual Salary which, among other things, will be based upon the achievement of certain metrics including (i) your perceived performance, (ii) your perceived contribution to the revenue and profitability of the Company and (iii) other factors deemed relevant the Company, in each case, as written in the Employee Bonus Policy. For the calendar year of 2026, you will be eligible to receive a minimum guaranteed bonus of $50,000 provided your employment with the Company is not terminated for any reason or no reason whatsoever prior to reaching the six month anniversary of your start date (“Anniversary Date”).

i. Sign-on Bonus. As a special incentive, you shall receive a one-time bonus of $10,000 to be paid on the payroll date following your Start Date. In the event your employment with the Company is terminated for any reason or no reason whatsoever prior to the Anniversary Date, you shall be required to refund a pro-rated portion of the Sign-on Bonus equivalent to the time remaining between the date of termination and the Anniversary Date, calculated on a daily basis.

c. Retirement Plan. Following your first three (3) months of employment the Company will provide you with the opportunity to participate in the Company’s 401(k) Plan (the “Plan”), where the Company will match your contributions dollar-for-dollar for up to 6% of your Annual Salary. The Company reserves the right to terminate or amend the Plan from time to time in its discretion without liability to you.

d. Option Grant. Subject to the approval of the Board of Directors, you will be entitled to receive an option grant (the “Grant”) of an option to acquire up to 150,000 common shares of Spectral AI), at an exercise price as of the Start Date which shall vest annually over a three-year period. The Grant shall provide for the acceleration of vesting upon a Change of Control of the Company as more fully set forth in the Stock Option Agreement. The Grant is subject to the terms of the Stock Option Agreement which you will execute in connection with the Grant and the Company Option Plan, copies of which will be made available to you on your Start Date (the “Plan Documents”).

3. EMPLOYEE BENEFITS. The Company will provide you with the opportunity to participate in the standard Company benefits plans currently available to other employees, subject to any eligibility requirements imposed by such plans, to commence on the first of the month following the Start Date.

4. PAID TIME OFF (TIME BANK). Upon your first day of employment, you will become eligible to participate in the Spectral AI Time Bank. You will accrue 10 hours a month to be used in lieu of sick or vacation time. This is the equivalent of 15 days annually. In addition to your accrued time, you shall be entitled to the company paid U.S. federal holidays. Only 120 hours of time off may be carried over each year.

5. CONFIDENTIAL INFORMATION AND OUTSIDE ACTIVITIES. As a condition of your employment, you will execute the Confidentiality, Non-Compete and Proprietary Rights Agreement (the “CNC Agreement”) attached to this Letter at Exhibit A and by signing this Letter, you affirm the terms and conditions thereof.

6. NO CONFLICTING OBLIGATIONS. You understand and agree that by signing this Letter, you represent to the Company that your performance will not breach any other agreement to which you are a party, you have received any and all consents from third parties that may be required for the execution, delivery and performance herewith and that you have not, and will not, during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Letter or the Company’s policies. You are not to bring with you to the Company or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.

7. “AT-WILL” EMPLOYMENT. Employment with the Company is for no specific period of time. Your employment with the Company is and will continue to be “at-will.” This means that either you or the Company may terminate your employment relationship at any time, and for any reason or no reason whatsoever. You will not be entitled to notice, payment or any other compensation upon your termination (other than the compensation due to you for the period from your most recent paycheck through the date of termination and as otherwise expressly agreed to herein). Whilst your job duties, title, compensation and benefits as well as the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment cannot be changed or retracted, either orally or in writing, or by any policy or conduct, except by an express written document stating that your employment is no longer at-will, which is approved by the CEO.

8. ADDITIONAL INFORMATION. This Letter (including the attached CNC Agreement) is the entire agreement between you and the Company. The Company reserves the right to modify or amend the terms of your employment at any time for any reason and any such modification or amendments shall be by express written agreement signed by you and the CEO. Any contrary representations, whether oral, written or implied, which have been made to you with respect to the matters described in this Letter, are superseded by this Letter. This Letter will be governed by the laws of Texas, without regard to conflict of laws principles and provisions.

9. TERMINATION.

(a). If your is terminated by the Company without Cause or by you with Good Reason, then, for a period of three (3) months following the effective date of termination, you shall be entitled to (i) continue to receive your then-current Annual Salary; (ii) continue to participate in group medical and dental plans for Company employees to the extent permitted under applicable law and, subject to any employee contribution applicable from time to time, the Company shall continue to contribute to the premium cost of your participation in the Company’s group medical and dental plans as set forth in this Agreement, provided that you are entitled to continue such participation under applicable law and plan terms; and (iii) have all unvested stock options, stock grants and any other deferred compensation previously granted to you become fully vested. In addition, the Company shall pay you any discretionary bonus that is accrued and unpaid. The Company’s obligation to provide you a severance pay and benefits and the vesting of any unvested stock options, stock grants, and any other deferred compensation as may be set forth above, is conditioned on You executing and delivering to the Company a release of claims acceptable to the Company and such release not having been revoked or breached by you.

The then-current Annual Salary to which you may become entitled under this Section 9(a) shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the later of the effective date of the release of claims or the date the release is executed and delivered by you. You shall not be entitled to any other salary, compensation or benefits after termination, except as specifically provided for in this Agreement, the Company’s employee benefit plans or as otherwise expressly provided for in any other agreement between the parties or as required by applicable law.

For purposes of this Agreement, “Final Compensation” means (i) any Base Salary earned but not paid during the final payroll period of your employment through the date of termination, and (ii) any business expenses incurred by you but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within fifteen (15) days of the date of termination and that such expenses are reimbursable under Company policy.

(b). If your employment terminates due to your death or Disability, in addition to the Final Compensation, the Company shall pay you (or, as applicable, your estate) (i) any bonus compensation otherwise payable pursuant to Section 2 for the fiscal year preceding that in which termination occurs that is unpaid on the date of termination; (ii) and all unvested stock options or other grants granted to you become vested. The Company’s obligation to provide you with such payments and the vesting of any unvested stock options or other grants as set forth in the preceding sentence, is conditioned on your or a duly authorized representative of your estate executing and delivering to the Company a release of claims acceptable to the Company and such release becoming effective, and only so long as it has not revoked or breached the provisions of the release or breached the provisions of any non-compete, non-disclosure obligations of you to the Company entered into at the time of employment.

(c). If your employment is terminated for any reason other than by the Company without Cause, by you for Good Reason, or due to your death or Disability, you shall only be entitled to Final Compensation and shall not be entitled to any other salary, bonus, compensation or benefits thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(d). Except as otherwise expressly provided herein, all of your rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of your employment shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts you may owe to the Company against any amounts the Company owes you hereunder, subject to Section 409A of the Internal Revenue Code of 1986, as amended.

(e). For purposes of this Agreement, “Cause” shall mean with respect to you one or more of the following: (i) willful failure to perform your duties (other than any such failure resulting from illness, temporary absence, legal incapacity due to Disability), after reasonable written notice of such failure and an opportunity to correct such failure within thirty (30) days, if correctable; (ii) willful failure to follow reasonable and lawful directives of the CEO or Board of Directors, after reasonable notice of such failure and an opportunity to remedy or cure such conduct within thirty (30) days, if curable; (iii) your conduct which the CEO or Board of Directors in its good faith discretion determines would cause the Company or any of its subsidiaries substantial public disgrace or disrepute or substantial economic harm; (iv) your conviction of an offense involving moral turpitude or any felony; (v) your breach of any material fiduciary duty with respect to the Company which causes the Company demonstrable and material financial harm; (vi) your gross negligence or willful misconduct with respect to the Company resulting in material and demonstrable financeable harm to the Company; or (vii) your material breach of this Agreement, after reasonable notice of such breach and an opportunity to cure such breach within ten (10) business days, if curable. No event or conduct shall constitute Cause for termination unless the Company exercises its right to terminate your employment within 60 days of the discovery by the Company of the occurrence of the underlying event constituting Cause.

(f). For purposes of this Agreement, “Disability” shall mean your inability to perform the essential duties, responsibilities and functions of your position with the Company for a period of 90 consecutive days or for a total of 120 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board of Directors in its reasonable good faith judgment. If any question shall arise as to whether during any period you are disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of your duties and responsibilities hereunder, you may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom you have no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arise and you shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on you.

(g). For the purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without your written consent: (i) the Company reduces the amount of the Base Salary, excluding an identical percentage reduction of the Base Salary conducted as part of a similar reduction applicable to all officers of the Company, (ii) the Company changes your primary place of work to a location that is more than seventy-five (75) miles from your present primary place of work, (iii) the Company changes your title or otherwise reduces your responsibilities in a manner which is materially inconsistent with the positions you hold (including, without limitation, a change in reporting structure such that you no longer report to the CEO), or (iv) the Company materially breaches this Agreement; provided, however, that no event described in clause (i), (ii), (iii), or (iv) will constitute Good Reason unless (X) Youhas given the Company written notice of the Good Reason objection, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days after the occurrence of such conduct, (Y) you have provided the Company with thirty (30) days following the date on which such notice is provided to cure such conduct, and the Company has failed to do so, and (Z) You have provided notice of resignation within fourteen (14) days of the lapse of the cure period. Failing such cure, a termination of employment by you for Good Reason would be effective on the date the Company receives the notice of resignation.

This offer is confidential and can only be disclosed to your immediate family and to your legal and financial advisers. If the offer terms are acceptable to you – after reading this Letter, carefully considering the terms, and, if needed, discussing these terms with your legal and financial advisers – please sign in the space below and return a copy to the Company. This Letter will then govern the relationship between you and the Company.

Sincerely,

/s/ Vincent S. Capone
Vincent S. Capone
Chief Executive Officer
Spectral AI, Inc.

I, David McGuire, accept the offer on the terms and conditions outlined above.

Date	April 3, 2026

/s/ David McGuire
Employee Signature

Exhibit A

CONFIDENTIALITY, NON-COMPETE AND PROPRIETARY RIGHTS AGREEMENT

1.	My obligations under this Confidentiality, Non-Compete and Proprietary Rights Agreement (hereafter in this Exhibit A, “Agreement”) are to the Company and its subsidiaries, affiliates, and successors, as such may be from time to time, including a company that in the event of a merger and acquisition (“M&A”) buys the Company’s operations and/or activities in whole or in part (the “Company’s Affiliates”).

2.	Confidentiality: I will regard and retain as strictly confidential and will not, directly or indirectly, disclose to any third party, or use for any unauthorized purposes either during or at any time after the term of my employment with the Company without limitation regarding time or place, any Confidential Information (as defined below) that I have acquired during my employment or in consequence of my employment or association with the Company or the Company’s Affiliates, without the written consent of an authorized representative of the Company.

“Confidential Information.” As used herein, “Confidential Information” means all Company information or data disclosed orally, in writing or in electronic format, at any time, and whether or not marked as “confidential” or “proprietary,” which is not generally available to the public, including, but not limited to, the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, product plans or other information regarding the Company’s and/or the Company’s Affiliates’ products or services and markets therefor, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finance, methods of manufacture, other business information, or other non-public information that a competitor of the Company or a Company Affiliate could use to the competitive disadvantage of the Company or a Company Affiliate. However, Confidential Information shall not include such information or data that:

a.	I can demonstrate was already lawfully in my possession prior to the time of disclosure;

b.	Is publicly available or later becomes generally available to the public other than as a result of disclosure by me or any other party owing a confidentiality or similar obligation to the Company or a Company Affiliate;

c.	Becomes available to me on a non-confidential basis from any third-party not owing a confidentiality or similar obligation to the Company or a Company Affiliate;

d.	Is independently developed by me without access to the Company’s Confidential Information; or

e.	Is information I disclose pursuant to judicial, regulatory, or statutory mandate, provided I (i) give the Company prompt written notice of such legal requirement so that the Company has the opportunity to pursue its rights regarding such potential disclosure and (ii) utilize reasonable efforts to obtain reliable assurances that the person receiving the Confidential Information will maintain the confidentiality of the same.

I acknowledge that all such Confidential Information is essential commercial and proprietary information of the Company and/or the Company’s Affiliates, or third parties to whom the Company or the Company’s Affiliates owe a duty of confidentiality, is not public information and cannot easily be discovered by others. The confidentiality of the Confidential Information provides the Company and/or the Company’s Affiliates a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

3.	Return of Confidential Information: All Confidential Information, whether contained in documents, electronic media, magnetic media, servers or otherwise (collectively, the “Documents”), including, but not limited to, notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, other data of any kind coming into my possession or prepared by me or others, are the exclusive property of the Company and/or of the Company’s Affiliates, as the case may be. I agree to return to the Company or, if return is not feasible, destroy all such Documents immediately upon the earlier of: (i) a demand from the Company; or (ii) termination of my employment with the Company. I agree to certify the destruction of all such Documents, in writing, to the Company within ten (10) calendar days of such demand or such termination from employment.

4.	Rights in Inventions: I hereby acknowledge and will in the future acknowledge the Company’s (including, as applicable, the Company’s Affiliates) sole and exclusive right, title, and interest, domestic and foreign, in and to all Inventions (as defined below). Accordingly, without additional compensation, all right, title and interest of every kind and nature whatsoever in and to all Inventions I solely or jointly conceive and/or reduce to practice throughout the world while employed or working in collaboration with the Company, including all rights of priority under International Conventions, are hereby assigned to the Company (including, as applicable, the Company’s Affiliates), and shall be the sole and exclusive property of Company for any purposes or uses whatsoever. All costs and expenses associated with establishing the Company’s rights therein shall be the Company’s responsibility. I hereby agree to assist the Company in any reasonable manner to obtain and enforce for the Company’s benefit any patents or other property rights in any and all countries, with respect to any Inventions, and I agree to execute, when requested, declarations, oaths, or statements of use for patent, copyright, trademark, or similar applications and assignments to Company and any other lawful documents deemed necessary by Company to carry out the purposes of this Agreement with respect thereto. In the event that Company is unable for any reason to secure my signature on any document required to apply for or execute any patent, copyright or other application with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), after a written demand is made therefore upon me, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of myself, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by myself.

5.	Without derogating from the aforementioned and in as much as such rights cannot be assigned or transferred to the Company, I hereby explicitly waive (i) any interest, claim or demand that I have, or may have in the future for, or may be entitled to, with respect to consideration, compensation or royalty payment in connection with the Inventions, including, but not limited to, any claims for consideration, compensation or royalty payments pursuant to any applicable law; (ii) any moral rights, artists’ rights, or any other similar rights worldwide (“Moral Rights”) that I had, have or may have in the future in or with respect to the Inventions. I hereby acknowledge and declare that the monthly salary and other monetary benefits provided under the terms of the Letter to which this Agreement is attached constitute the entire compensation to which I am entitled and include any and all consideration with respect to Inventions which I have developed, made, authored, contributed to or worked on, in whole or in part, independently or jointly with others. I hereby waive all claims and agree never to assert against the Company and/or the Company’s Affiliates or licensees, any (i) rights to receive consideration, compensation or royalty payment in connection with the Inventions and/or (ii) Moral Rights.

“Inventions” herein means, collectively, all inventions, ideas, improvements, mask works, data, discoveries, works, designs, know-how, original works of authorship, formulae, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, and trade secrets, whether or not capable of being patented or copyrighted or protectable as trade secrets, including improvements and derivatives thereof, which during my employment with the Company or six (6) months thereafter (or a lesser maximum period permitted by law), I may conceive, reduce to practice, make, develop, author, or work on, in whole or in part, independently or jointly with others and:

a.	which are related to the Company’s Business (as defined below); or

b.	which are related to the Company’s actual or demonstrably anticipated research and development, or to any of the Company’s Affiliates’ actual or demonstrably anticipated research and development which relates to the Company’s Business (as defined below); and

c.	which are developed in whole or in part on the Company’s time or with the use of any of the Company’s or any of the Company’s Affiliates’ equipment, supplies, facilities, or Confidential Information.

The Company’s “Business,” as used in this Agreement refers to any business activity of the Company as currently conducted and as currently proposed to be conducted, including without limitation, related to medical imaging device research, development, manufacturing, and/or sale.

6.	Disclosure and Assignment of Inventions: I will promptly disclose, reduce to writing, and describe to the Company or to the Company’s Affiliates (as determined at the sole and absolute discretion of the Company) all Inventions. Immediately upon the request of the Company or its Affiliates and/or as required under applicable law, I will promptly execute and sign any written document required to effectuate, evidence and/or register the assignment to the Company or its designee(s) of all my rights, title and interests with respect to any and all Inventions, pursuant to Sections 4 and 5 above.

7.	Employee Assistance: I will, at the Company’s expense, assist in preparation and registration of patents and all other intellectual property in favor of the Company or its designee(s) in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my employment with the Company.

8.	Non-Competition: I agree that as long as I am in the employ of the Company and for a period of one (1) year after termination of employment for any reason, I will not, directly or indirectly, either alone or jointly with others, or as an employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere within a 100 mile radius of the Company’s principal office, engage in, become financially interested in, be employed by or have any connection with any business or venture that is engaged in any activities involving (i) products or services directly competing with the Company’s products or services, or with such of the Company’s Affiliates products and services which relate to the Company’s Business, as they shall be at the time of termination of my employment, or, (ii) information, processes, technology or equipment which directly competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company’s Affiliates then has a proprietary interest and which are related to the Company’s Business. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 1% of the issued share capital of such public company, so long as I have no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise, or, (ii) de minimis non-commercial activities.

I further agree that as long as I am in the employment of the Company and for a period of six (6) months after termination of employment, for any reason, I shall not directly, either alone or jointly with others or as an employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, solicit, canvas or approach in competition with the Company, any person or entity which, to my knowledge, was provided with goods or services by the Company (“Customer”) or provided goods or services to the Company (“Provider”) at any time during the 12 months immediately prior to termination of employment, for the purpose of offering or receiving goods or services of the same type as or similar to the goods or services supplied or received by the Company on the termination date.

9.	Non-Solicitation: During the term of my service with the Company and for a period of one (1) year after termination of employment for any reason, I will not, directly, including personally or in any business in which I am an employee, officer, director, shareholder, consultant or contractor, for any purpose or in any place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any employees of the Company or of the Company’s Affiliates to terminate their employment with the Company or with the Company’s Affiliates as applicable.

10.	No Conflicting Obligations: I will not disclose to the Company any confidential information or material belonging to a third party, including any prior employer or contractor, unless I have first received the written approval of that third party and present it to the Company.

11.	Breach of Obligations: I am aware that a breach of my obligations as detailed above, or part of them, may cause the Company or the Company’s Affiliates serious and irreparable damage, and that financial compensation may not be an appropriate remedy to such damage. Therefore, I agree, that if such a breach occurs, the Company, any of the Company’s Affiliates or any of their designee(s) shall be entitled, without prejudice, to take all legal means necessary, and seek all and any injunctive relief as is necessary to restrain any continuing or further breach of this Agreement. I agree that the prevailing party in any action to enforce this Agreement shall be entitled to full recovery of its attorneys’ fees.

12.	Acknowledgements and Declarations:

I hereby declare and acknowledge as follows:

a.	My confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional, and are designed to protect the Company’s and the Company Affiliates’ secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

b.	Any breach of my obligations under this Agreement shall contradict the nature of the special trust and loyalty between me and the Company, the fair and proper business practices and the duty of good faith and fairness between the parties. Any such breach shall harm the Company and/or the Company Affiliates and shall constitute a material breach of this Agreement and the employment agreement to which this Agreement is attached.

c.	My obligations under this Agreement and the restricted period of time and geographical area specified herein are reasonable and proportional, and do not prevent me from developing my general knowledge and professional expertise in the area of my business, without infringing on or breaching any of the Company’s rights.

13.	Assignment: The undertakings set forth herein may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my heirs, successors and permitted assignees.

14.	Waiver. No failures or delay by the Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any right, power, or privilege hereunder.

15.	Survival: If any one or more of the terms contained in this Agreement shall for any reason in any judicial proceeding to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

ACKNOWLEDGED AND AGREED BY:

David McGuire	/s/ David McGuire	4/3/2026
Employee	Signature	Date